Exhibit 99.1

Sino Agro Food Inc. Reports Third Quarter Results

Revenue Increases 16% to USD 124.7M with EPS of USD 1.14

Return to Growth in Sale of Goods and Project Development

November 16, 2015

GUANGZHOU, China— Sino Agro Food, Inc. (OTCQB: SIAF).

The Company achieved the following quarterly results, comparing 2015 to 2014:

(USD M, except per share data)	Q3 '15	Q3 '14%		9M '15	9M '14%
Revenue	124.7	107.2	16%	331.0	295.2	12%
Gross Profit	32.3	34.5	-6%	89.8	95.4	-6%
Gross Profit Margin	25.9%	32.2%		27.1%	32.3%
Net Income	27.7	30.9	-10%	73.5	86.1	-15%
Net Income attributable to SIAF	21.5	24.5	-12%	54.6	68.4	-20%
Earnings Per Share (USD) - fully diluted	1.14	1.43	-20%	3.02	4.23	-29%
Diluted weighted average number of shares (millions)	18.8	17.2	9%	18.1	16.2	12%

Key Points

Record setting revenue for the third quarter of 2015 increased by 16 percent to USD 124.7M (107.2). Compared to the second quarter of 2015, revenue growth amounted to USD 33.8M or 37 percent, mainly due to external factors that affected the previous quarter. Revenue from sales of goods increased by 17 percent to USD 96.3M (82.6) primarily due to increased deboning of imported beef at Integrated Cattle Farm (SJAP) and secondarily due to higher seafood production.

•	Aquaculture sale of goods increased by 24 percent to USD 28.8M (23.2). The increase is mainly due to increased volumes of mixed seafood and prawns. Demonstrating the dynamic nature of RAS, several new, higher profit margin species of fish were sold during the quarter, offsetting the USD 5.5M decrease in eel sales.

•	Integrated Cattle Farm sale of goods increased by 27 percent to USD 35.5M (27.9) mainly due to increased deboning of imported beef quadrupling production compared to Q3 2014. The increase in deboning volumes substantially offset the effect of lower prices of live cattle.

•	Revenue from Project Development increased by 15 percent to USD 28.4M (24.6) at a rate exceeding three times the previous quarter. Weather improved in August, and the Company completed roof build out to allow interior construction to continue independent of weather conditions. The Zhongshan New Prawn Project (“ZSNPP”) accounted for USD 19.4 M or 68% of Product Development revenue.

Gross profit decreased 7 percent to USD 32.3M (34.5), equivalent to a margin of 25.9% (32.2%). The decrease was mainly due to lower margins at the Integrated Cattle Farm and Aquaculture segments.

•	Aquaculture gross profit decreased by 22 percent to USD 5.7M (7.2) equivalent to a margin of 19.7% (31.3%). The decrease is mainly due to a lower eel gross profit of USD 5.1M offset by an increase in mixed seafood gross profit of USD 1.8M.

•	Integrated Cattle Farm gross profit decreased by 26 percent to USD 6.7M (9.1) equivalent to a margin of 18.9% (32.7%). Live cattle gross profit decreased by USD 3.9M, offset by an increase in the gross profit of quarter cut imported beef deboning of USD 1.6M.

•	Project Development gross profit increased by 2 percent to USD 11.3 (11.0) equivalent to a margin of 39.6% (44.7%).

G&A expenses increased by 11 percent to USD 4.0M (3.6) reflecting ongoing heightened expenses related to various corporate exercises including listing costs.

Stockholders’ equity increased by 24 percent to USD 464.3M (373.3) or USD 24.66 per share, based on the weighted average number of fully diluted outstanding shares in the quarter, an increase of USD 21.0M or USD 1.12 per share in Q3 2015.

As of September 30 2015, the Company had unrestricted cash and cash equivalents of USD 9.55M (4.69) and net working capital of USD 304.6M.

Net of 280,000 shares securing a new trade facility, as of November, 12, 2015 the outstanding common share count increased less than .7% compared to 18,951,737 as of the last previously reported date, August 11, 2015.

Subsequent Events and Outlook

A three-year secured trade finance facility amounting to USD 15M was entered into with a China based lender.

The Agricultural Development Bank of China renewed SJAP’s credit facility of RMB 60M, supplemented by an additional new project loan of RMB35M for new development or possible M&A activity. Under certain conditions, the project loan may be converted to long-term debt.

First stocking of the Zhongshan project is expected in early 2016 with completion of phase 1 and 10,000 MT of seafood capacity targeted to be achieved in 2016. The delay of the stocking is due to certain workmanship in smoothing all tanks that has not been up to standard, thus requiring refurbishment that delayed the installation work of various filters of the tanks. The delay is not expected to have any impact on the long-term plan of the project. In the meantime, most of the basic infrastructure work for stage 2 of phase 1 has been carried out, preparing for construction of stage 2 tanks starting in December.

At Prawn Farm 2 the Company is finalizing roof work for newly developed RAS covered dams using newly improved APM technology. The aim is to improve production capacity to 6-7 harvests per year instead of 2-3 harvests per year of traditional Chinese open dams, while saving water and power costs and better utilizing land.

SJAP plans to expand its deboning capacity to 12,500 MT/year and its freezer capacity to 10,000 MT. The USD 15M trade finance facility provides revolving working capital for imports. Hence, the Company expects trading revenue to grow faster in the remaining months of 2015 and beyond.

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CEO Commentary

CEO Solomon Lee summarized the quarter, “Third quarter results met expectations, returning to top-line growth. Sale of goods in both aquaculture and beef continue to perform well, growing revenue by a combined USD 13M.

Due to external factors, lower profitability in eels and live cattle sales reduced operating margins, mitigated by higher volumes of mixed seafood and beef imports.

We have seen some challenges in 2015. These include structurally lower prices for domestic beef in China, exceptionally heavy rains at the wrong time in Zhongshan, a cyclically weak supply of eel elvers, and a restriction on seafood exports in Madagascar. Overcoming each enhances opportunities for 2016. Historically we have adapted well to adversities that are unavoidable in the agriculture business.

Likewise, now at SJAP we are countering currently moderating margins by transitioning the herd, while still growing revenue by deboning imported beef. We are also engaging new export suppliers to replace those in Madagascar, while expanding import and distribution of beef from Australia.

In Aquaculture, similar to the second quarter, the cyclically weak supply of eel elvers resulted in reduced sales of eels. We introduced new fresh water species partially offsetting the decrease in sales, taking advantage of changing market conditions and prices.

Project development activity and profitability in the third quarter was restored compared to the second quarter. I look forward to reporting stocking and sales at ZSNPP during 2016.

Investments made in previous years at the HU-plantation to increase resilience and yield have paid off in the third quarter, with good performance despite challenging weather throughout this year’s season.

The value of our individual assets has rarely been perceived according to potential. It was not until we proved compelling economics that outside perceptions improved materially, broadening our opportunities. This is why the time is right to begin to spin-off self-sufficient businesses.

Restructuring our businesses as standalone organizations will create better understood and more appreciated businesses, bringing more value to our shareholders. As announced last week, a separate listing of our aquaculture operations is now underway in Norway; the leading capital market for seafood and the perfect home for our Aquaculture business.”

Third Quarter Interim Report

For detailed segment operational performance and developments, please take the time to read our latest 10-Q filing, or refer to the third quarter interim report posted to the Company website: Third Quarter Interim Report

Earnings Call Information

The Company will host an earnings call on Monday, November 30, 2015 at 10:00 AM EDT/4:00 PM CET to discuss financial results for Q3 2015, with questions and answers. To participate in the conference call please use the following information:

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SIAF 2015 Third Quarter Results Call Information

Date: November 30, 2015	Time: 10:00 AM, EDT/4:00 PM CET

Participant Dialing Instructions:

SE: +46 8 566 427 00 NO: +47 235 002 66 US: + 1 (866) 388-1925	UK: +44 203 428 14 13 CN: +86 400 612 12 62

Conference Pincode China Only (otherwise, not needed):

320956#

The earnings call will also be available over the web.

To access, click the following link: Sino Agro Q3 Earnings Call

About Sino Agro Food, Inc.

Sino Agro Food, Inc. is an agriculture technology and natural food holding company with principal operations in the People’s Republic of China. The Company acquires and maintains equity stakes in a cohesive portfolio of companies that SIAF forms according to its core mission to produce, distribute, market and sell natural, sustainable protein food and produce, primarily seafood and cattle, to the rapidly growing middle class in China. SIAF provides financial oversight and strategic direction for each company, and for the interoperation between companies. The Company owns or licenses patents, proprietary methods, and other intellectual properties in its areas of expertise. SIAF provides consulting and services to joint venture partners to construct and operate food businesses, primarily producing wholesale protein foods. Further joint ventures market and distribute the wholesale products as part of an overall “farm to table” concept and business strategy.

News and updates about Sino Agro Food, Inc., including key information, are published on the Company’s website (http://www.sinoagrofood.com), the Company’s Facebook page (https://www.facebook.com/SinoAgroFoodInc), and on twitter @SinoAgroFood.

Forward Looking Statements

This release may contain forward-looking statements relating to the business of SIAF and its subsidiary companies. All statements other than historical facts are forward-looking statements, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. These statements involve risks and uncertainties that may cause actual results to differ materially from those anticipated, believed, estimated or expected. These risks and uncertainties are described in detail in our filings with the Securities and Exchange Commission. Forward-looking statements are based on SIAF’s current expectations and beliefs concerning future developments and their potential effects on SIAF. There is no assurance that future developments affecting SIAF will be those anticipated by SIAF. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities laws.

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Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company’s website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc. Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

Contacts

Peter Grossman	Erik Ahl

Investor Relations	Nordic Countries

+1 (775) 901-0344	+46 (0) 760 495 885

info@sinoagrofood.com	se-info@sinoagrofood.com

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